Exhibit 1

                               Dorra Shaw & Dugan
                          Certified Public Accountants
                              270 South County Road
                              Palm Beach, FL 33480


July 5, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:

We were previously the certifying accountants for Tech-Creations, Inc., the predecessor to the registrant, iJoin Systems, Inc. On July 5, 2001 we were dismissed as the certifying accountants of iJoin Systems, Inc. We have read the statements included in Item 4 of the Form 8-K of iJoin Systems, Inc. for July 5, 2001 and we agree with such statements.


/s/ Dorra Shaw & Dugan

DORRA SHAW & DUGAN
Certified Public Accountants
Palm Beach, Florida